Exhibit 99.1

Summit Financial Services Announces Second Quarter Results

Summit Financial Services Group, Inc. (OTCBB: SFNS) today announced results for the three-month and six-month periods ended June 30, 2004. For the three months ended June 30, 2004, the Company reported revenues of $4,036,994, versus $3,061,000 for the comparable period in 2003. For these periods, the Company reported net losses of $(45,256) and $(276,674) respectively.

For the six months ended June 30, 2004, the Company reported revenues of $9,056,782 and net income of $20,241, versus revenues of $5,183,458 and a net loss of $(758,075) during the comparable period of 2003.

Marshall Leeds, the Company’s Chairman and Chief Executive Officer, stated: “Our focus continues to be on the growth of our network of independent financial advisors while at the same time controlling our overhead costs.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 160 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, – Steven C. Jacobs, CFO, 561-338-2600.